Exhibit 11(a)

CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectuses and Statement of Additional Information constituting part of Post-Effective Amendment No. 35 to the Registration Statement on Form N-1A of Newbury Street Trust: Prime Fund and Treasury Fund, of our report dated December 17, 1997 on the financial statements and financial highlights included in the October 31, 1997 Annual Report to Shareholders of Prime Fund and Treasury Fund.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditors" in the Statement of Additional Information.


      /s/COOPERS & LYBRAND L.L.P.
      COOPERS & LYBRAND L.L.P.
Boston, Massachusetts
December 22, 1997